EXHIBIT 10.1
Agreement No: ASV2005-2006
MASTER INDIVIDUAL
CONSULTING AGREEMENT
with
CADENCE DESIGN SYSTEMS, INC.

This agreement is a Master Agreement. As such, it is intended to be put into place once with a consulting party. Thereafter, as more consulting activity is desired by Cadence with the consulting party, additional schedules are written up, signed by the parties, and filed with the Master Agreement.

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of June 1, 2005 (“Effective Date”), between Cadence Design Systems, Inc., at 2655 Seely Avenue, San Jose, CA 95134 (“Cadence”), and Alberto Sangiovanni-Vincentelli (“Consultant”).
NOW THEREFORE, the parties hereby agree as follows:
1. Consultancy.
1.1 Consulting Period.
Consultant shall serve as a consultant to Cadence for a period commencing on the date of this Agreement and concluding on the date set forth in § 3.0 of the applicable Schedule attached hereto, subject to the termination of this Agreement. The period during which Consultant shall serve as a consultant to Cadence shall constitute the “Consulting Period”. During the Consulting Period, Consultant agrees to perform all duties to the best of its capabilities. The Consulting Period may be terminated at will by Cadence or Consultant for any reason upon fifteen (15) days written notice to the other party.
1.2 Additional Schedules.
Additional Schedules may be attached to include other work projects or services which the parties agree Consultant shall provide to Cadence. The Schedule(s) may be amended from time to time by mutual written consent of the parties.
2. Duties of Consultant.
Consultant shall serve as the consultant to Cadence in the activities of Cadence set forth in §4 of the applicable Schedule. Consultant shall perform such services under the general direction of Cadence or its officers and at the direction of whom Consultant primarily reports as set forth in the applicable Schedule. Consultant shall determine the manner and means by which the services are accomplished. Such services shall be provided only in accordance with the provisions of this Agreement and the applicable Schedule. In the performance of such services, Consultant shall consult with Cadence up to the number of days per month as set forth in the applicable Schedule.
3. Work Rules.
Unless otherwise agreed to by the parties, Consultant and its personnel, agents, or subcontractors shall observe the working hours, rules and policies of Cadence while working in Cadence facilities or while on Cadence’s premises.
4. Project Management.
4.1 Cadence Project Manager
Cadence shall designate a Project Manager for each of the projects set forth in §6 of the applicable Schedule, (the “Project Manager”). Such person shall act as a liaison between Cadence and Consultant and have primary responsibility for managing Consultant’s activities.
4.2 Progress Reports and Meetings.
Consultant shall submit a detailed Progress Report to the Project Manager on an agreed upon period during the term of each applicable Schedule. Progress reports will detail work performed to date and estimated time to complete. If Cadence so requests, Consultant shall participate in status meetings with the Project Manager to review the status and progress of the Consultant’s scheduled activities.
5. Other Affiliations.
5.1 Employment.
Consultant represents that it is not a party to any existing agreement that would prevent it from entering into this Agreement, and that the only agreements with third parties which may restrict its consulting activities on behalf of Cadence at the time of this Agreement are Consultant’s obligations pursuant to the agreements set forth in the applicable Schedule. Cadence understands and agrees that during the Consulting Period, Consultant may be retained by other companies, corporations, and/or commercial enterprises which are not engaged in the design, development, manufacture or marketing of products similar to those of Cadence.
5.2 Segregation of Work.
Consultant shall not use, disclose or deliver any proprietary or confidential information of any third

MASTER INDIVIDUAL CONSULTING AGREEMENT
party in dealings with Cadence or in providing the services under this Agreement. Consultant agrees to use best efforts to segregate work done under this Agreement from all work done at, or for, any such company, corporation, and/or other commercial enterprise. In any dealings with any company, corporation, and/or other commercial enterprise, Consultant shall protect and guard Cadence’s Confidential Information (as defined herein) in accordance with the terms of this Agreement.
5.3 Conflict of Interest.
Consultant warrants that neither it nor any of its employees designated to perform work hereunder, are obligated under any other consulting, employment, or other agreement which would affect Cadence’s rights or Consultant’s duties under this Agreement other than those referred to in Section 5.1 above. Consultant has listed existing contractual obligations in § 5 of the applicable Schedule.
6. Compensation.
6.1 Payment by Cadence.
Cadence agrees to pay Consultant and Consultant agrees to accept for Consultant’s services under this agreement consulting fees (the “Consulting Fees”) as set forth in §9 of the applicable Schedule payment of the Consulting Fees.
6.2 Reimbursement for Costs/Expenses.
Consultant agrees to invoice Cadence for such reasonable out-of-pocket costs and expenses incurred by Consultant in performance of its services hereunder to Cadence. Consultant will be reimbursed only for reasonable costs and expenses incurred in performing its duties hereunder and only if the incurring of such costs and expenses was approved in advance and in writing by the Project Manager. Requests for reimbursement must be detailed on a form acceptable to Cadence and submitted first to the Project Manager for approval. If requested by Cadence, Consultant shall submit supporting documentation in addition to the approved reimbursement forms. Such reimbursement shall be made within thirty (30) days after submission to Cadence of adequate and appropriate documentation of such costs and expenses.
6.3. Maximum Dollar Amount.
Notwithstanding anything to the contrary, Cadence shall not be liable for any charges and/or expenses under any applicable Schedule for Work done on a time and materials basis in excess of the maximum dollar amount specified in § 10 of the applicable Schedule.
6.4 Taxes and Other Benefits.
Consultant acknowledges and agrees that it shall be Consultant’s sole obligation to formally report as its income all compensation received by Consultant from Cadence for Consultant’s and its employee services. Consultant agrees indemnify Cadence and hold it harmless to the extent of any obligations imposed by law on Cadence and pay any taxes on behalf of Consultant, including but not limited to payroll, FICA and social security withholdings, and unemployment, disability and/or worker’s compensation insurance or similar items in connection with any payments made to Consultant or its employees. Consultant shall not be entitled to compensation from Cadence except as set forth in this Agreement and in no event shall Consultant’s employees be entitled to any fringe benefits available to employees of Cadence. Consultant and its employees waive any rights they may have in such fringe benefits even if they are later deemed “common law employees”.
6.5 Accounting Records.
Consultant shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate Consultant’s charges and expenses and shall retain such records for a period of one (1) year from the date of final payment made under the applicable Schedule.
7. Confidentiality.
7.1 Confidential Information.
“Confidential Information” as used herein and in the attached Exhibit Non-Disclosure Agreement includes marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets, Innovations (as defined in § 8), other non-public technical or business information, third party information made available to Consultant, joint

MASTER INDIVIDUAL CONSULTING AGREEMENT
research agreements or agreements entered into by Cadence or any of its affiliates, whether in writing or given to Consultant orally, which Consultant knows or has reason to know Cadence would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity.
7.2 Relationship of Trust.
Consultant’s work for Cadence creates a relationship of trust and confidence between Cadence and Consultant.
7.3 Attached Non-Disclosure Agreement.
Consultant’s obligations with respect to maintaining the confidentiality of Cadence’s Confidential Information disclosed to Consultant during the Consultancy Period shall be governed by the terms of the Non-Disclosure Agreement attached hereto as Exhibit which supersedes all prior agreements governing the exchange of Confidential Information.
7.4 Disclosing Period.
The provisions of the attached Exhibit NDA govern only that Confidential Information disclosed by Cadence to Consultant during the term of the Consultancy Period as defied in §1 above.
7.5 Continuing Obligation.
After the Disclosing Period, Consultant has a continuing obligation to maintain the confidentiality of Cadence’s disclosed Confidential Information for a period of five (5) years.
8. Innovations.
8.1 Disclosure of Innovations.
Consultant shall disclose in writing to Cadence all inventions, discoveries, concepts, ideas, improvements and other innovations of any kind that Consultant or its employees may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing work for Cadence or as a result of that work, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (collectively, “Innovations”). Examples of Innovations includes: formulas, algorithms, methods, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, computer programs and their documentation, encoding techniques, articles, writings, compositions, works of authorship, marketing and new product plans, production processes, advertising, packaging and marketing techniques, and improvements to anything.
8.2 Innovation Remains Cadence Property.
All Innovations made, conceived, or completed by Consultant or its employees, individually or in conjunction with other during the Consulting Period shall be the sole and exclusive property of Cadence, provided, that such Innovations are: (i) made, conceived or completed with equipment, supplies, or facilities of Cadence, its subsidiaries or affiliates, or (ii) made, conceived or completed by Consultant or its employees during hours in which Consultant is performing services for Cadence or any of its subsidiaries or affiliates. It is understood that nothing contained herein shall affect the rights or obligations of Consultant’s employees with respect to any Innovations which are protected by §2870 of the California Labor Code.
8.3 Assignment of Innovations.
Consultant agrees that all Innovations will be the sole and exclusive property of Cadence and Consultant hereby assigns to Cadence all rights in the Innovations and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights. At Cadence’s request and expense during and after the period during which Consultant acts as a consultant to Cadence, Consultant will assist and cooperate with Cadence in all respects and will execute documents, and subject to reasonable availability, give testimony and take further acts requested by Cadence to acquire, transfer, maintain and enforce patent, copyright, trademark, mask work, trade secret and other legal protections for such Innovation(s). Consultant hereby appoints an Officer of Cadence as Consultant’s attorney-in-fact to execute such documents on Consultant’s behalf for this specific purpose

MASTER INDIVIDUAL CONSULTING AGREEMENT
8.4 Moral Rights.
“Moral Rights” as used herein shall mean any rights of paternity or integrity, any right to claim authorship of an Innovation, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Innovation, whether or not such would be prejudicial to Consultant’s honor or reputation, and any similar right, existing under judicial or statutory law or any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a Moral Right. Consultant hereby irrevocably transfers and assigns to Cadence any and all Moral Rights that Consultant may have in or with respect to any Innovation. Consultant also hereby forever waives and agrees never to assert any and all Moral Rights Consultant or its employees may have in or with respect to any Innovation, even after termination of Consultant’s work on behalf of Cadence.
8.5 License to Cadence.
To the extent that Cadence’s use or exploitation of any Innovations made or contributed by Consultant hereunder may require a license from Consultant under any other proprietary rights held by Consultant, Consultant hereby grants Cadence a fully-paid, royalty-free, perpetual, worldwide license, with right to sublicense, to make, use, sell, copy, modify, distribute, perform, display and otherwise exploit such Innovations.
8.6 Legal Proceedings.
Whenever requested to do so by Cadence, Consultant shall promptly deliver to Cadence evidence for interference purposes or other legal proceedings and testify in any interference or other legal proceedings which relates to any matters on which Consultant has provided services to Cadence.
8.7 Non-Infringement.
Consultant represents and warrants the services performed under this Agreement and the Innovations made or contributed by Consultant hereunder will not infringe on any rights of any third party.
8.8 Indemnity.
Consultant agrees to defend at its own cost and expense any claim or action against Cadence for actual or alleged infringement of any patent, copyright or other property right (including, but not limited to, misappropriation of trade secrets) based on any software, program, service and/or other materials furnished to Cadence by Consultant. Consultant further agrees to indemnify and hold Cadence, its subsidiaries and/or affiliated companies harmless from and against any and all liabilities, losses, and expenses associated with such claims or action.
9. Indemnity and Liability.
9.1 Indemnity.
Consultant agrees to indemnify Cadence, its subsidiaries and/ or affiliated companies for any liability or expenses due to claims for personal injury or to property arising out of the furnishing, performance or use of Cadence’s materials, machines, or facilities.
9.2 Joint and Several Liability.
In the event that Consultant is a professional corporation, each of the members of said corporation hereby agrees to be held jointly and severally liable for any liability of Consultant set forth in this section or arising hereunder.
10. Non-Solicitation.
Consultant agrees that, during the Consulting Period and for a period of two (2) years after the expiration or earlier termination of the Consulting Period, Consultant will not solicit or recruit Cadence employees for any other employers outside Cadence or employ any of the employees of Cadence without Cadence’s prior written consent.
11. No Legal Relationship.
Consultant shall be an independent contractor with respect to Cadence and shall not be a representative or agent of Cadence. Neither Consultant nor Consultant’s employees are or shall be deemed for any purpose to be employees of Cadence. In this regard, Consultant waives any and all rights he or she may now or in the future have to claim eligibility for, or receipt of, fringe benefits available to Cadence employees, including in the

MASTER INDIVIDUAL CONSULTING AGREEMENT
event Consultant is deemed to be a “common law employee”.
12. Notice.
Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, and addressed to the other party at the following address, or such address as may be designated in accordance herewith: To Cadence at:
CADENCE DESIGN SYSTEMS, INC.
2655 Seely Av., Bldg. 5
San Jose, CA 95134
Attn.: Legal Department
To Consultant at:
As set forth in the applicable Schedule.
13. Injunctive Relief.
Consultant acknowledges that disclosure of any Confidential Information by Consultant will give rise to irreparable injury to Cadence, its subsidiaries and/ or affiliated companies. Accordingly, Cadence or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Consultant acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate interests of Cadence.
14. Severability.
If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, that provision shall be enforced to the maximum extent permitted by law, and the other provisions will remain in full force and effect. The covenants and agreements set forth in Exhibit NDA and in Section 7, 8, 9, 10 and 13 shall survive in full force and effect regardless of early termination of this Agreement.
15. Binding Effect; No Assignment; Amendment.
This Agreement shall be binding upon Consultant, and except as regards to personal services, upon Consultant’s successors and assigns, and shall inure to the benefit of Cadence, its successors and assigns. This Agreement may not be assigned by Consultant and any attempted assignment by Consultant shall be void.
16. Amendment. This Agreement may only be modified or amended by mutual written consent of the parties.
17. Governing Law.
This Agreement shall be governed and enforced in accordance with the laws of the State of California, excluding that body of law known as choice of law.
18. Waiver.
A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any other right existing hereunder.
19. Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
20. Entire Agreement.
This instrument and the attached Schedule(s) and Exhibits contain the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understanding and agreements of the parties relating to the subject matter hereof.
—— End of Terms —

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CONSULTANT:		CADENCE DESIGN SYSTEMS, INC.

Signature:	/s/ Alberto Sangiovanni-Vincentelli	Signature:	/s/ Michael J. Fister

Alberto Sangiovanni-Vincentelli

Name: Michael J. Fister

Title: President and Chief Executive Officer

Date: August 17, 2005		Date: August 17, 2005

Agreement No: ASV2005-2006

Agreement No: ASV2005-2006
SCHEDULE
ALL ITEMS BELOW MUST BE
COMPLETELY FILLED IN.
DO NOT LEAVE ANY BLANK.

1.	Name and address of Consultants who will perform work:
Prof. Alberto Sangiovanni-Vincentelli
[Home Address]

2.	Name and Address of Primary Consultant for Notice purposes:
Prof. Alberto Sangiovanni-Vincentelli
[Home Address]

Tel. [Telephone Number]
Fax [Fax Number]
Email: [E-mail Address]
Email: [E-mail Address]

3.	Term of Consulting Period for this Schedule

Start Date End Date

06/01/2005 5/31/2006

Either party may terminate this
Schedule at any time without
cause upon thirty (30) days’
prior written notice to the other
party.

4.	Duties and/or Deliverables of Consultant,
(Provide attachments as necessary)
•	Act as the Technology Advisor to the CEO in terms of strategic directions of the company, acquisitions, organizational matters, and customer relations

•	Serve as facilitator in high-level customer and partner meetings to discuss industry and technology trends and ways of collaborating on technology and business issues

•	Participate in Executive Staff meetings whenever feasible and appropriate in CEO’s judgment

•	Represent Cadence in industry, technical and government events as panelist, speaker, and industry expert

•	Participate in the investment committee for incubation and acquisitions

•	Oversee and participate in the due diligence in acquisition cases

•	Generate leads for potential internal and external investments

•	Participate in the creation and management of incubators as “board” member or technical and business advisor as the case may require

•	Serve as advisor and “board” member for Project Catena

•	Participate in setting the technical directions of the Cadence Berkeley Labs and of the research partnership with customers, academia and industry consortia

•	Serve as member of any committee or group in charge of discussing and establishing the direction of the company in System Level Design including embedded software

•	Serve as technical and business advisor to the Europe Region Director

•	Manage the relationship with PARADES and direct its actives

•	Advise the CEO and others designated by the CEO with respect to the strategy of the company

•	Participate with management (CEO and Executive VPs) in reviews of the operation of technology groups to assess the soundness of the technical approach, the degree of overlaps and potential synergies to be exploited, and to advise on directions
5.	No Competition during the Consulting Period.
During the Consulting Period, Consultant shall not own, manage, operate, control, enable (whether by license, sublicense, assignment or otherwise) or otherwise engage or participate in, or be connected as a securityholder, director, officer, employee, partner, member, lender, guarantor or advisor of, or consultant or contractor to, any Person (as defined below) that, directly or indirectly, (1) engages in the Business (as defined below), (2) competes in the Business against Cadence or any of its existing or future affiliates engaged in the Business, or (3) markets, distributes or sells any products that are marketed, distributed or sold, directly or indirectly through intermediaries, that are competitive with Business products marketed sold or distributed by Cadence or any of its existing or future affiliates. As used herein, the term “Business” means the research, design and development of electronic design automation software, electronic design verification and emulation hardware, and (ii) commercial electronic design and/or maintenance services (clauses (i) and (ii), together with all intellectual property embodied in or otherwise arising from the foregoing). As used herein, the term “Person” means any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any governmental entity. Notwithstanding any provision in this Agreement to the contrary, Cadence acknowledges that Consultant presently serves as a member of the Board of Directors of Accent S.r.l., Gradient Design Automation, Inc., Sonics, Inc. and UPEK, Inc., and that continuing in such positions in accordance with Cadence’s Code of Business Conduct, as it may be amended from time to time, shall not be deemed to violate the covenants set forth above in this Section 5. Furthermore, for the avoidance of doubt, Consultant’s performance of his academic duties as a professor of electrical engineering and computer science shall not be deemed to violate the covenants set forth above in this Section 5.

6.	Project Manager to whom Consultant reports

Mike Fister

Tel: [Telephone Number]

Fax: [Fax Number]

7.	Expected days of consulting to be performed per month:

N/A

8.	Cost Center #: 41000

9.	Consulting Fees: $4,583.33 per month. Payments are due the first week of the new month for the past month’s advisory services. Checks are to be sent to the home address listed in item 1.
(To be stated as dollars per hour or day, or other agreed upon terms):

10.	The dollar value of this Consulting Schedule is not to exceed: $55,000.00

Consultant:
Cadence Design Systems, Inc.

Signature:	/s/ Alberto Sangiovanni-Vincentelli	Signature:	/s/ Michael J. Fister

	Alberto Sangiovanni-Vincentelli		Michael J. Fister
President and CEO
Date:	August 17, 2005	Date:	August 17, 2005

EXHIBIT NDA
1. “Confidential Information” shall have the same meaning as defined §7 of the Master Consulting Agreement.
2. “Disclosing Period” shall have the same meaning as defined in §7 of the Master Consulting Agreement.
3. Other Sources Exemptions: Consultant’s obligations hereunder will not apply, or shall cease to apply, to that Confidential Information which Consultant can establish: (i) was not identified as confidential when disclosed or within thirty (30) days thereafter; or (ii) was in the public domain by acts not attributable to Consultant or otherwise available to the public other than by breach of this NDA; or (iii) was rightfully in possession of Consultant prior to receiving it from Cadence; or (iv) becomes available to Consultant from a source other than Cadence who is in rightful possession with the lawful right to provide it to Consultant; or (v) is independently developed by Consultant without use of or reference to the Confidential Information; or (vi) is otherwise agreed in writing to be no longer considered otherwise restricted by Cadence.
4. Limitations on Duty: Consultant’s duty to maintain the confidentiality extends only to that disclosed Information which: (i) is identified as being Confidential at the time of disclosure by Cadence or within 30 days thereafter; or (ii) is marked Confidential, or with a similar legend, at the time of disclosure; or (iii) is summarized and designated as Confidential by Cadence in a written memorandum delivered to Consultant within thirty (30) days after the disclosure.
5. Standard of Care: Consultant shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as it uses to safeguard its own confidential or proprietary information of a like nature from unauthorized use, disclosure, or dissemination. Consultant shall not copy, distribute, or disseminate any of the Confidential Information to any unauthorized persons or entities without the Cadence’s express prior written consent and Consultant shall limit access to the Confidential Information to only those authorized employees or agents having a need to know.
6. Return of Materials: Upon the earlier of fifteen (15) calendar days after: (i) Consultant’s receipt of Cadence’s written request for same, or (ii) Consultant’s completion of those stated purposes for which Cadence provided Consultant its Confidential Information; or (iii) the end of the Disclosing Period; all of Cadence’s Confidential Information and all copies thereof in Consultant’s possession or control shall be returned to Cadence or destroyed by Consultant at Cadence’s instruction. At Cadence’s request, Consultant shall then certify the same in writing and that no copies have been retained by Consultant, its employees or agents.
7. Mandatory Disclosure Exemptions: Nothing herein shall restrict Consultant’s right to disclose the Confidential Information where such disclosure is required by written order of a judicial, legislative, or administrative authority of competent jurisdiction provided, however that, in each case, Consultant will first notify Cadence of such need or requirement and cooperate with Cadence in limiting the scope of the proposed disclosure. Consultant will assist Cadence in taking all reasonable steps for obtaining further appropriate means of limiting the scope of the required disclosure of Cadence’s Confidential Information.
8. Equitable Relief Availability: Consultant acknowledges that an unauthorized disclosure of the Confidential Information may cause irreparable harm to Cadence for which no adequate remedy at law exists and that, in addition to any other remedies which may be available, Cadence shall be entitled to seek injunctive relief to enforce the terms of this NDA.
9. No Rights or Licenses Extended: No rights or licenses whatsoever, either express or implied, are granted hereunder by one to the other as to any patents or patent applications, copyrights, trade marks, trade secrets, or other intellectual property now or hereafter acquired, developed, or controlled. Cadence retains all rights and remedies afforded under all U.S. and foreign patent, copyright, trade secret, and other applicable laws for protecting confidential, proprietary, or trade secret information.
10. No Waiver of Rights: If one Party breaches this Agreement then the failure of the other Party to enforce any rights under this NDA shall not be deemed a waiver of any such rights.
11. Transfer Restrictions: Consultant will not transfer any disclosed information received hereunder to any country prohibited from obtaining such data according to any national export regulation, (e.g., U.S. Department of Commerce Export Administration Regulations), without first obtaining all valid export licenses and authorizations.